                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement    [ ]  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                    PHILADELPHIA CONSOLIDATED HOLDING CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

     (3)  Filing party:

        ------------------------------------------------------------------------

     (4)  Date filed:

        ------------------------------------------------------------------------

                    PHILADELPHIA CONSOLIDATED HOLDING CORP.
                           ONE BALA PLAZA, SUITE 100
                        BALA CYNWYD, PENNSYLVANIA 19004

                 [PHILADELPHIA CONSOLIDATED HOLDING CORP. LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To The Holders of Common Stock:

      The Annual Meeting of Shareholders of Philadelphia Consolidated Holding Corp. (the "Company") will be held on May 1, 2002 at 10:00 A.M. at the Marriott West Hotel, 111 Crawford Avenue, Conshohocken, Pennsylvania for the following purposes:

      (1)   To elect eleven Directors;

      (2) To vote on the approval of the appointment of independent auditors for the year 2002;

      (3) To vote on the approval of an amendment of the Company's Articles of Incorporation to increase its authorized shares of common stock from 50,000,000 to 100,000,000 shares;

      (4) To vote on the approval and adoption of the amendment and restatement of the Company' Employee Stock Option Plan (the "Stock Option Plan") to increase the number of shares of the Company's common stock for which options may be granted under the Stock Option Plan and to make minor changes to plan administration;

      (5) To vote on the approval of the continuation of the Company's Cash Bonus Plan;

      (6) To vote on the approval of the Company's Nonqualified Employee Stock Purchase Plan; and

      (7) To consider such other business as may properly come before the meeting.

Shareholders of record at the close of business on April 4, 2002 are entitled to notice of, and to vote at, the meeting.

                                           By Order of the Board of Directors


                                           Craig P. Keller
                                           Secretary

April 9, 2002

                     PHILADELPHIA CONSOLIDATED HOLDING CORP.
                            ONE BALA PLAZA, SUITE 100
                         BALA CYNWYD, PENNSYLVANIA 19004


                                 PROXY STATEMENT


      The accompanying proxy is solicited by the Board of Directors of Philadelphia Consolidated Holding Corp. (the "Company"), for use at the Annual Meeting of Shareholders to be held at the Marriott West Hotel, 111 Crawford Avenue, Conshohocken, Pennsylvania on May 1, 2002 at 10:00 A.M. This Proxy Statement, the foregoing Notice and the enclosed Proxy are being sent to shareholders of the Company on or about April 9, 2002.

      Any Proxy may be revoked at any time before it is voted by written notice mailed or delivered to the Secretary of the Company, by delivering a Proxy bearing a later date or by attending the meeting and voting in person. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted in accordance with the Board of Directors' recommendations on each proposal.

      The Board of Directors knows of no other matters which are likely to be brought before the meeting other than those specified in the notice thereof. If any other matters properly come before the meetings however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgement on such matters. If the enclosed proxy is properly executed and returned prior to voting at the meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted "FOR" the eleven nominees for the Board of Directors; "FOR" the approval of the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent auditors for the year 2002; "FOR" the approval of an amendment of the Company's Articles of Incorporation to increase its authorized shares of common stock from 50,000,000 to 100,000,000; "FOR" the approval and adoption of the amendment and restatement of the Company's Employee Stock Option Plan (the "Stock Option Plan") to increase the number of shares of the Company's common stock for which options may be granted under the Stock Option Plan and to make minor changes to plan administration; "FOR" the approval of the continuation of the Company's Cash Bonus Plan (the "Cash Bonus Plan") and "FOR" the approval of the Company's Non-Qualified Employee Stock Purchase Plan.

      Shareholders of record at the close of business on April 4, 2002 are entitled to vote at the meeting. On March 22, 2002, the Company had outstanding 21,558,334 shares of common stock, no par value. Each outstanding share of common stock is entitled to one vote and there is no cumulative voting. As to each proposal, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on the particular matter shall constitute a quorum for the purpose of considering that matter. Abstentions and broker non-votes will be counted in determining whether a quorum is present.

      Directors will be elected by a plurality of the votes cast. The amendment to the Company's Articles of Incorporation will be adopted upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. As to each proposal other than the election of directors and the amendment of the Company's Articles of Incorporation, a majority of the votes which all shareholders present are entitled to cast shall constitute approval by the shareholders. Broker non-votes will have no effect on the voting with respect to any proposal. Abstentions will have no effect on the proposals with respect to the election of directors and the amendment of the Articles of Incorporation but will have the effect of votes against each other proposal before the shareholders.

      The Company has retained American Stock Transfer & Trust Company to solicit proxies by mail, courier, telephone, or facsimile and to request brokerage houses to forward soliciting material to beneficial owners. For these services the Company will pay a fee of approximately $11,000.

1. ELECTION OF DIRECTORS

      The Board of Directors has nominated for election the eleven persons named below, to hold office until the next Annual Meeting and until their successors have been duly elected and qualified. The Company believes that each nominee named below will be able to serve. However, should any such nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

                             NOMINEES FOR DIRECTOR

      The names and ages of the nominees, their principal occupations, length of service as Directors of the Company, and certain other biographical information are set forth below:

      JAMES J. MAGUIRE, age 68, has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since its formation in 1981 and its subsidiaries since their formation. Mr. Maguire previously served as President of the Company. He has worked in the insurance industry for over 40 years with experience in insurance accounting, underwriting, sales and marketing, claims management and administration.

      JAMES J. MAGUIRE, JR., age 41, joined the Company in 1996 and has served on the Board of Directors since 1997. He currently serves as President and Chief Operating Officer. Prior to his appointment as President, Mr. Maguire, Jr. served as Executive Vice President and Chief Operating Officer, and Vice President of Underwriting for the Company. Mr. Maguire, Jr. was previously employed as Assistant Vice President of Underwriting with American International Group, Inc., an insurance and financial services company. Mr. Maguire, Jr. is the son of Mr. James J. Maguire.

      SEAN S. SWEENEY, CPCU, RPLU, age 44, joined the Company in 1979 and has served on the Board of Directors of the Company since 1996. He currently serves as Executive Vice President, Director of Marketing. Prior to his appointment as Executive Vice President, he served as Senior Vice President, Director of Marketing for the Company since 1987. Mr. Sweeney previously was employed by the Company as a Regional Vice President, Regional Sales Manager, and sales representative. His current responsibilities include management of all marketing and sales for the Company. Mr. Sweeney is the nephew of Mr. James J. Maguire.

      ELIZABETH H. GEMMILL, age 56, has served on the Board of Directors of the Company since 2000. Ms. Gemmill is currently Chairman of the Board of Philadelphia University and a Managing Trustee of the Warwick Foundation. Ms. Gemmill previously served as Vice President and Secretary of the Tasty Baking Company from 1988 to 1999. Ms. Gemmill serves as a director of American Water Works Company, Inc., a provider of water and wastewater service, and Universal Display Corporation, a technology research and development company.

      WILLIAM J. HENRICH, JR., age 73, has served on the Board of Directors since 1996. Mr. Henrich is a senior partner with the law firm of Dilworth Paxson LLP.

      PAUL R. HERTEL, JR., age 74, has served on the Board of Directors of the Company since 1987. Mr. Hertel has been an insurance broker with Paul Hertel & Company, Inc. for over 40 years and serves as Chairman of the Executive Committee of that company.

      THOMAS J. MCHUGH, age 70, has served on the Board of Directors of the Company since 1986. Mr. McHugh has been Chairman of the Board and CEO of McHugh Associates, Inc., a registered investment advisor, since 1986, and has served as a director of The Rouse Company, a real estate development company, since 1980.

      MICHAEL J. MORRIS, age 67, has served on the Board of Directors of the Company since 1993. Mr. Morris served as Chairman and Chief Executive Officer of Transport International Pool Corporation, a multinational corporation that principally provides transport services, from 1975 to his retirement in 1992.

      DIRK A. STUUROP, age 53, has served on the Board of Directors of the Company since 1999. Mr. Stuurop currently is President of Stuurop & Company, a privately owned strategic advisory firm. Mr. Stuurop previously served in various investment banking positions with Merrill Lynch and Co. from 1982 until his retirement in early 1999, most recently as Chairman, Global Financial Institutions. Additionally, Mr. Stuurop serves as a director of Exodus Communications, a provider of Internet system and network management solutions, is a member of the Wharton Graduate Executive Board, a director of the Netherland America Foundation, and a director of various private corporations.

      J. EUSTACE WOLFINGTON, age 69, has served on the Board of Directors of the Company since 1986. Mr. Wolfington served as President of the H.A.C. Group of Companies, an international automobile leasing consulting firm, from 1981 until his retirement in 2000.

      JAMES L. ZECH, age 44, has served on the Board of Directors of the Company since July 2001. Mr. Zech has served as President of High Ridge Capital LLC, the general partner and advisor to two partnerships focused on investments in insurance companies and related financial, healthcare and service companies since its inception in 1995. From 1988 to 1995, Mr. Zech served in various investment banking positions covering the insurance industry, including Managing Director for S.G. Warburg & Co., Inc. from 1992 to 1995, and as a member of the Insurance Group of Donaldson, Lutfkin & Jenrette Securities Corporation from 1988 to 1992. Mr. Zech also serves as a director of Max Re Capital Limited, a reinsurance holding company, and serves as director of various private companies.

                   ADDITIONAL INFORMATION REGARDING THE BOARD

      MEETINGS. During 2001, the Board of Directors met four times. Each director attended at least 75% of the total number of meetings of the Board of Directors and any committee on which such director served, except for Messrs. Sweeney and Zech, who each attended 67% of such meetings.

      BOARD COMMITTEES. The Audit Committee met seven times in 2001. The Audit Committee consists of Messrs. Hertel, Jr. (Chairperson), Henrich, Jr., Wolfington, and Morris. Among other duties, the Audit Committee recommends the selection of the Company's independent auditors; reviews and recommends action by the Board regarding the Company's quarterly and annual reports to the United States Securities and Exchange Commission ("SEC"); discusses the Company's audited financial statements with management and the independent auditors; and reviews the scope and results of the independent audit and any internal audit.

      The Compensation Committee met two times in 2001. The Compensation Committee consists of Messrs. Wolfington (Chairperson), Hertel, Jr., and Morris. Among other duties, the Compensation Committee evaluates the performance of principal officers, recommends to the Board of Directors the selection and compensation of principal officers, and administers the Company's various compensation plans.

      The Investment Committee met three times in 2001 and is responsible for monitoring investment policy and activities of the Company. The Investment Committee consists of Ms. Gemmill (Chairperson), and Messrs. Maguire, Maguire, Jr., Stuurop, and Zech.

      The Nominating Committee met one time in 2001 and consists of Messrs. Henrich, Jr. (Chairperson), Maguire, Maguire, Jr., McHugh, and Sweeney. The Nominating Committee is responsible for recommending to the Board of Directors candidates for nomination to the Board. The Nominating Committee will consider recommendation of candidates for nomination to the Board of Directors from shareholders. In order for shareholder recommendations to be considered for the 2003 Annual Meeting, such recommendations must be received by the President of the Company at One Bala Plaza, Suite 100, Bala Cynwyd, Pennsylvania 19004 no later than March 11, 2003. Any recommendation must be accompanied by the written consent of the individual recommended to serve as a Director.

            RELATED PARTY TRANSACTIONS. The Company utilized investment advisory services from McHugh Associates Inc. of which a board member, Thomas J. McHugh, is a shareholder and serves as Chairman of the Board and CEO. The fee for these services was $107,000 for 2001.

                  MANAGEMENT - DIRECTORS AND EXECUTIVE OFFICERS

      Directors hold office until the next annual meeting of the shareholders, or until their successors are duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors. The Directors and Executive Officers of the Company are as follows:

        NAME                       AGE                             POSITION
        ----                       ---                             --------
James J. Maguire                   68      Chairman of the Board of Directors and Chief Executive Officer
James J. Maguire, Jr.              41      Director, President and Chief Operating Officer
Sean S. Sweeney                    44      Director, Executive Vice President
Elizabeth H. Gemmill               56      Director
William J. Henrich, Jr.            73      Director
Paul R. Hertel, Jr.                74      Director
Thomas J. McHugh                   70      Director
Michael J. Morris                  67      Director
Dirk A. Stuurop                    53      Director
J. Eustace Wolfington              69      Director
James L. Zech                      44      Director
Craig P. Keller                    51      Senior Vice President, Secretary, Treasurer, and Chief Financial Officer

      See "Nominees for Director" for the biographies of the Directors.

      CRAIG P. KELLER, age 51, joined the Company as Vice President and Chief Financial Officer in December 1992 and was appointed Secretary in 1993, Treasurer in 1997 and Senior Vice President in 1999. Mr. Keller was previously employed by Reliance Insurance Group, Inc., a subsidiary of Reliance Group Holdings, where he served in various financial capacities from 1985 through 1992, including Assistant Vice President from June 1991 to December 1992. Mr. Keller, formerly with Coopers & Lybrand, is a Certified Public Accountant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of the Company's common stock as of March 31, 2002 by: (i) each person known to the Company to own beneficially more than 5% of the outstanding common stock;
(ii) each of the Company's nominees for directors and persons referred to in the Summary Compensation Table; and (iii) all of the directors and executive officers as a group. As used in this table, "beneficially owned" means the sole or shared power to vote or dispose of, or to direct the voting or disposition of, the shares, or the right to acquire such power within 60 days after March 31, 2002 with respect to any shares.

                                                                     SHARES              PERCENT
                                                                   BENEFICIALLY       BENEFICIALLY
                          NAME (1)                                   OWNED (2)            OWNED
                          --------                                   ---------            -----
James J. Maguire .............................................     3,584,781(3)           16.6%
Elizabeth H. Gemmill .........................................           950                 *
William J. Henrich, Jr .......................................         6,000                 *
Paul R. Hertel, Jr ...........................................        18,000(4)              *
Thomas J. McHugh .............................................         8,000                 *
James J. Maguire, Jr .........................................       663,215(5)            3.1%
Michael J. Morris ............................................         5,000                 *
Sean S. Sweeney ..............................................       104,873(6)              *
Dirk A. Stuurop ..............................................        12,163                 *
J. Eustace Wolfington ........................................       350,930               1.6%
James L. Zech ................................................        10,000                 *
Craig P. Keller ..............................................         3,258                 *
Thomas G. Maguire ............................................       817,628(7)            3.8%

The Federated Kaufmann Fund ..................................     1,455,000(8)            6.7%
Capital Group International, Inc. and Capital Guardian
   Trust Company .............................................     1,227,800(9)            5.7%
FMR Corp. ....................................................     2,001,407(10)           9.3%
All Directors and Executive Officers as a Group (12 persons) .     4,767,170              21.9%

----------

*     Less than 1%

(1) The named shareholders' business address is One Bala Plaza, Suite 100, Bala Cynwyd, PA 19004, except that, the business address of: The Federated Kaufmann Fund is 140 E. 45th Street, 43rd Floor, New York, NY 10017; Capital Group International, Inc. and Capital Guardian Trust Company is 11100 Santa Monica Blvd., Los Angeles, CA 90025; and FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(2) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, unless otherwise noted in the footnotes to this table and except for shares referred to in the following sentence.

(3) Of these shares, 1,750,500 are owned jointly by Mr. Maguire and his wife Frances Maguire, as to which Mr. Maguire shares the voting and investment power with his wife; 254,266 shares are owned by The Maguire Foundation of which Mr. Maguire is co-director with his wife; and 200,000 are owned of record by his wife. Mr. Maguire disclaims beneficial ownership of the 200,000 shares owned of record by his wife.

(4) Record owner is P&E Limited Partnership, a family limited partnership of which Mr. Hertel and his wife are general partners. Mr. Hertel has shared voting and investment power with his wife with respect to these shares.

(5) Of these shares, 110,816 shares are owned by a trust for the benefit of Mr. James J. Maguire, Jr.; 408,364 shares are in trusts for the other children of Mr. James J. Maguire, of which Mr. James J. Maguire, Jr. is deemed to be beneficial owner of such shares because he has shared voting and investment power of such shares as co-trustee of these trusts; and 136,250 shares are subject to currently outstanding options exercisable on or before 60 days from March 31, 2002.

(6) Shares beneficially owned include 24,500 shares subject to currently outstanding options exercisable on or before 60 days from March 31, 2002.

(7) These shares are owned by trusts for the children of Mr. James J. Maguire and Mr. Thomas G. Maguire is deemed to be beneficial owner of such shares because he has shared voting and investment power of such shares as co-trustee of these trusts.

(8) According to the Schedule 13G filed with the Company by The Federated Kaufmann Fund, these shares were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with, or as a participant in, any transaction having such purposes or effect.

(9) According to the Schedule 13G filed with the Company, Capital Group International, Inc. is the parent holding company of a group of investment management companies. The investment management companies, which include a "bank" (Capital Guardian Trust Company) as defined in Section 3(a)(6) of the Securities and Exchange Act of 1934 and several investment advisors registered under Section 203 of the Investment Advisors Act of 1940, provide investment advisory and management services for their respective clients which include registered investment companies and institutional accounts. Capital Group International, Inc. does not have investment power or voting power over the 1,227,800 shares. Capital Guardian Trust Company serving as the investment manager of various institutional accounts has sole voting power for 936,700 shares and sole dispositive power for 1,227,800 shares. Capital Group International, Inc. and Capital Guardian Trust Company disclaim beneficial ownership pursuant to Rule 13d-4 under the Securities and Exchange Act of 1934.

(10) According to the Schedule 13G filed with the Company by FMR Corp., these shares were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with, or as a participant in, any transaction having such purposes or effect. The number of shares shown as beneficially owned is based upon information obtained by the Company from FMR Corp. subsequent to the filing in February 2002 of the last amendment to its
      Schedule 13G.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, for the period January 1, 2001 through December 31, 2001, or its knowledge that no Forms 5 were required for certain reporting persons, the Company believes that all filing requirements applicable to its officers and directors were complied with, except for one late filing of a Form 4 in connection with one transaction for Mr. Sweeney, one late filing of a Form 4 in connection with two transactions for Mr. Maguire, Jr. in his capacity as co-trustee, two late filings of Forms 4 totaling two transactions for Mr. Wolfington and one late filing of a Form 3 for Mr. Zech.

                             EXECUTIVE COMPENSATION

      The following table sets forth certain information with respect to compensation paid or accrued by the Company during each of the last three years to the Company's Chief Executive Officer, and each of the Company's other executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                                ANNUAL             NO. OF SHARES          ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR             COMPENSATION            UNDERLYING        COMPENSATION ($)
---------------------------                 ----       ------------------------     -----------        ----------------
                                                       SALARY($)       BONUS($)(1)  OPTIONS (#)
                                                       ---------       --------     -----------
James J. Maguire, Chief Executive           2001        600,000             --             --           144,969(2)(4)
 Officer and Chairman of the                2000        813,750             --             --           179,442(2)(4)
 Board                                      1999        845,048             --             --           165,000(2)(4)

James J. Maguire, Jr., Director,            2001        275,000        100,000         50,000             5,049(2)(3)
 President and Chief Operating              2000        250,000         65,000          5,000               637(2)
 Officer                                    1999        238,462             --        100,000             6,135(2)(3)

Sean S. Sweeney, Director and               2001        230,000        100,000        100,000            12,699(2)(3)
 Executive Vice President                   2000        220,000         32,500         40,000             8,287(2)
                                            1999        218,077         30,000             --             9,986(2)(3)

Craig P. Keller, Senior Vice                2001        215,000         50,000         37,500            13,888(2)(3)
 President, Secretary, Treasurer,           2000        210,000         32,500          5,000             8,758(2)
 and Chief Financial Officer                1999        193,678             --             --            10,349(2)(3)

(1) Such bonus amounts were earned in the year indicated and paid in the subsequent year.

(2) Includes both matching and profit sharing contributions by the Company under its defined contribution plan, as well as premiums paid on term life insurance policies.

(3) Includes the discount from the fair market value of the Company's common stock purchased pursuant to the Company's Employee Stock Purchase Plan.

(4) Pursuant to an agreement between the Company and a trust created by Mr. James J. Maguire and his wife, Frances M. Maguire, the trust has purchased a split-dollar life insurance policy on the joint lives of Mr. Maguire and his wife. Under the agreement, the Company pays the premium on the policy and the trust is the beneficiary of the insurance policy. However, the Company has been granted a security interest in the death benefit of the policy equal to the sum of all premium payments made by the Company. The arrangement is designed so that if the assumptions made as to mortality experience, policy dividends and other factors are realized, the Company, upon the death of the survivor of Mr. Maguire and his wife or the surrender of the policy, will recover all of its insurance premium payments which do not include certain amounts paid to Mr. Maguire, as described below. The premium paid by the Company in 2001, 2000 and 1999 pursuant to this arrangement was $338,174 each year. The amount in this column does not include such premium payment. However, the amount in this column includes the sum of each future years' present value of the imputed interest on such premium payment (adjusted for the cost of term insurance based upon the joint lives of Mr. Maguire and his wife). The interest amount calculated for 2001, 2000 and 1999 is $129,572, $163,041 and $148,065,
      respectively. Pursuant to the split dollar arrangement described above, Mr. Maguire receives each year an amount equal to the portion of the annual premium due and payable on the life insurance policy which is not paid by the Company pursuant to the above described formula, but paid by Mr. Maguire. The amount reported in this column included said amount totaling $7,747, $7,756 and $7,181 in 2001, 2000 and 1999, respectively.

                               STOCK OPTION GRANTS

      The following table contains information concerning the grant of stock options during 2001 to the Company's Chief Executive Officer and each of the Company's other executive officers. There were no stock appreciation rights ("SARs") granted in 2001 to the named persons.

                              OPTION GRANTS IN 2001




                                                       INDIVIDUAL GRANTS                                   POTENTIAL REALIZABLE
                            ----------------------------------------------------------------------        VALUE AT ASSUMED ANNUAL
                                                  % OF TOTAL                                                RATES OF STOCK PRICE
                            NO. OF SHARES           OPTIONS                                                   APPRECIATION FOR
                              UNDERLYING           GRANTED TO        EXERCISE                                  OPTION TERM ($)
                                OPTIONS           EMPLOYEES IN         PRICE            EXPIRATION      ----------------------------
NAME                          GRANTED (1)             2001           ($/SHARE)             DATE              5%                10%
----                          -----------             ----           ---------             ----              --                ---
James J. Maguire                    --                  --                  --                 --              --                 --
James J. Maguire, Jr            50,000                 8.7%          $   26.00            1/09/11         817,600          2,071,900
Sean S. Sweeney                 35,000                 6.1%          $   26.00            1/09/11         572,300          1,450,300
                                65,000                11.4%          $   29.80            8/31/11       1,218,200          3,087,100
Craig P. Keller                 25,000                 4.4%          $   26.00            1/09/11         408,800          1,035,900
                                12,500                 2.2%          $   29.80            8/31/11         234,300            593,700

(1) Options with expiration date of 1/09/11 are exercisable after the fifth anniversary from date of grant; options with expiration date of 8/31/11 vest one-fifth on the first, second, third, fourth, and fifth anniversaries of the grant date.

                       STOCK OPTION EXERCISES AND HOLDINGS

      The following table sets forth information relating to the exercise of stock options and the number and value of options and SARs held at December 31, 2001 by the Company's Chief Executive Officer and by each of the Company's other executive officers.

                   AGGREGATED OPTION/SAR EXERCISES IN 2001 AND
                     OPTION VALUES AT DECEMBER 31, 2001 (1)

                                                                NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS/SARS AT        IN-THE-MONEY OPTIONS/SARS AT
                                   SHARES          VALUE              FISCAL YEAR END (#)                 FISCAL YEAR END ($)
                                ACQUIRED ON       REALIZED      -------------------------------     -------------------------------
                                EXERCISE (#)      ($) (2)       EXERCISABLE       UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
James J. Maguire                       --               --             --                 --                --                 --
James J. Maguire, Jr (3)           63,750        1,604,100        136,250            157,900         3,869,200          3,128,200
Sean S. Sweeney (4)               136,667        2,322,855         24,500            140,000           724,800          1,815,200
Craig P. Keller (5)                11,875          220,281             --             67,500                --            896,400

(1) All share and per share amounts granted prior to November 1997 were restated to reflect a two-for-one split of the Company's common stock distributed in November 1997.

(2) An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amount contained in the Value Realized column reflects the increase in the price of the Company's common stock from the option grant date to the option exercise date. No cash is realized until the shares received upon exercise of an option are sold.

(3) Exercise price of: $9.313 for 136,250 options; $8.500 for 2,900 options; $13.875 for 100,000 options; $22.813 for 5,000 options; and $26.000 for
      50,000 options.

(4) Exercise price of: $8.125 for 24,500 options; $14.375 for 35,000 options; $22.813 for 5,000 options; $26.000 for 35,000 options; and $29.800 for
      65,000 options.

(5) Exercise price of $20.500 for 25,000 options; $22.813 for 5,000 options; $26.00 for 25,000 options; and $29.800 for 12,500 options.

                             DIRECTORS COMPENSATION

      Non-employee directors receive annual compensation of $21,000, plus $1,500 for each Board meeting attended and $700 for each Committee meeting attended. Non-employee directors may designate a portion of their fees to be used for the purchase of shares of the Company's common stock under the terms of the Directors Stock Purchase Plan. Directors who are employees of the Company do not receive any additional compensation for serving as Directors or attending Board or Committee meetings.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee (the "Compensation Committee") of the Board of Directors is responsible for administering the compensation program for the Company's executives, including the executive officers named in the Summary Compensation Table. The Compensation Committee is composed exclusively of independent, non-employee directors who are not eligible to participate in any of the Company's executive compensation programs. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the Board of Directors.

      COMPENSATION PHILOSOPHY. The Company's executive compensation program is based upon a pay-for-performance philosophy. The Company is committed to a strong link between its business and strategic goals and its compensation program. The financial goals for certain elements of the compensation program are reviewed and approved by the Board in conjunction with its approval of the Company's strategic and operating plans.

      BASE SALARY. An executive's base salary is determined by an assessment of his or her sustained performance, experience, scope and job demands, as well as current salary levels at peer companies. While some of these companies are in the Nasdaq Insurance Stocks Index and some are not, they were generally selected for the peer group because they were considered comparable to the Company, either in terms of market capitalization or because they compete with, or are in lines of business related to, the Company's business.

      ANNUAL INCENTIVES. The Company utilizes cash bonuses as a principal method of tying compensation to performance. The cash bonus for the CEO, if any, is calculated based on an earnings per share formula. Other executive's cash bonuses also are based upon an earnings per share formula and, with respect to marketing executives, upon production and profitability goals. The Company believes that the cash bonus creates a direct link between the Company's profitability and the compensation of executives. Incentive compensation is also provided by the Stock Option Plan and the awarding of Stock Appreciation Rights.

      RATIONALE FOR CHIEF EXECUTIVE OFFICER COMPENSATION. In setting Mr. Maguire's 2001 base salary and bonus, the Compensation Committee considered, among other factors, compensation levels for chief executive officers of other peer specialty property and casualty insurance companies, Mr. Maguire's experience and knowledge of the industry and the favorable developments achieved by the Company in 2000 under Mr. Maguire's leadership. These developments included $23.1 million of net operating income, the reaffirmation of the A+ (Superior) rating from A.M. Best Company for the Company's insurance subsidiaries, the successful integration and expansion of the personal lines business subsequent to the acquisition of Liberty American Insurance Group, Inc., the continued expansion of the Company's marketing efforts, and the continued development of the Preferred Agent program.

      POLICY ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits to $1.0 million the annual tax deduction for compensation paid to the Chief Executive Officer and any of the four highest paid other executive officers, unless certain requirements for performance-based compensation are met. The Compensation Committee considered these requirements and designed the Cash Bonus Plan of the Chief Executive Officer and the Stock Option Plan, accordingly. The Compensation Committee currently intends to continue to comply with the requirements of Section 162(m) but reserves the right to alter the Cash Bonus Plan and the Stock Option Plan if it believes that doing so would be in the best interests of the Company and its shareholders.

                     SUBMITTED BY THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS
                         J. EUSTACE WOLFINGTON, CHAIRMAN
                               PAUL R. HERTEL, JR.
                                MICHAEL J. MORRIS

      The graph below compares the cumulative total shareholder return on the Company's common stock with the cumulative total return of the NASDAQ Stock Market (U.S.) ("NASDAQ - US") Index and the NASDAQ Insurance Stocks Index (SIC Codes 631 and 633) ("NASDAQ - INS"). The comparison assumes $100 was invested on December 31, 1996 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends monthly.


                             STOCK PERFORMANCE GRAPH

               Company             Stock Index              Industry Group Index

1996           100.00              100.00                   100.00
1997           152.69              122.48                   146.73
1998           194.62              172.68                   130.73
1999           124.73              320.83                   101.41
2000           265.59              192.98                   127.35
2001           324.39              153.12                   136.51

                            INDEPENDENT AUDITORS FEES

In addition to retaining PricewaterhouseCoopers LLP ("PWC") to audit the consolidated financial statements for 2001, the Company retained PWC to provide various other services in 2001, and expects to continue to do so in the future. The aggregate fees billed for professional services by PWC in 2001 for these various services were:

- Audit Fees: $114,145 for services rendered for the annual audit of the Company's consolidated financial statements for 2001 and the quarterly reviews of the financial statements included in the Company's Forms 10-Q.

-     Financial Information Systems Design and Implementation Fees: None.

- All Other Fees: $99,014, which consists primarily of fees for services rendered with respect to the Company's November 2001 public offering and the Company's insurance subsidiaries actuarial certifications.

                             AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the "Audit Committee") is comprised of the four directors named below. Each member of the Audit Committee is an independent director under the rules of the National Association of Securities Dealers, Inc. through its Nasdaq Stock Market Inc. subsidiary. The Audit Committee has adopted a written charter which has been approved by the Board of Directors. The Audit Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements. PricewaterhouseCoopers LLP, the Company's independent auditors for 2001, are responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). PricewaterhouseCoopers LLP has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed independence matters with PricewaterhouseCoopers LLP. The Audit Committee also considered whether PricewaterhouseCoopers LLP's provisions of non-audit services is compatible with PricewaterhouseCoopers LLP's independence.

Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for 2001. The foregoing report is provided by the following independent directors, who constitute the Audit
Committee:

                         Paul R. Hertel, Jr. (Chairman)
                             William J. Henrich, Jr.
                              J. Eustace Wolfington
                                Michael J. Morris

2. APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

      Subject to the shareholders' approval, the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, which served as the Company's independent auditors for the year 2001, to serve as the Company's independent auditors for the year 2002. If the shareholders do not approve this appointment by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting, other independent auditors will be considered by the Board.

      A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting and will have the opportunity to make a statement if the representative desires to do so. The representative is also expected to be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

3. APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED COMMON SHARES

      The Company's Articles of Incorporation, as amended (the "Articles"), currently authorize the issuance by the Company of 50,000,000 shares of common stock. As of March 22, 2002, the Company had outstanding approximately 21,558,334 shares of common stock and options to purchase an additional 1,478,575 shares of common stock. Upon review of the Company's current capital structure, the Board of Directors adopted an amendment to the Articles to increase the authorized number of shares of common stock to 100,000,000 shares and has directed that the proposed amendment be submitted to a vote of the Shareholders. Under this amendment, the first section of Article 5 of the Articles would be amended and restated in its entirety to read as follows:

      "5. The aggregate number of shares which the Corporation shall have authority to issue is 100,000,000 shares of common stock, no par value, and 10,000,000 shares of Preferred Stock with a par value of $.01 per share."

      While there are no current plans to issue additional shares of common stock beyond the limits currently authorized by the Articles, this proposal would permit the Company to maintain the flexibility of having sufficient authorized capital for possible stock splits, stock dividends, stock and convertible debt or equity offerings, acquisitions and other corporate purposes. Based on the foregoing, the Board has approved this proposal and hereby submits it to the shareholders of the Company for approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

4. APPROVAL AND ADOPTION OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S EMPLOYEE STOCK OPTION PLAN

      Effective March 25, 2002, the Board of Directors, at the recommendation of the Compensation Committee, approved the amendment and restatement of the Company's Stock Option Plan, subject to the approval of the shareholders of the Company, in order to increase the aggregate maximum number of shares of the Company's common stock as to which options may be granted under the Stock Option Plan from 2,475,000 to 3,500,000 and to make minor changes to plan administration. The number of shares of common stock for which options may be granted under the Stock Option Plan was originally 1,237,500 and was increased to 2,475,000 by operation of the provisions of the Stock Option Plan in connection with a two-for-one stock split of the Company's common stock that was distributed to shareholders in November 1997. As of March 22, 2002, options for the purchase of 2,460,275 shares of common stock have been exercised or remain outstanding.

      The Stock Option Plan, as amended and restated, is intended to secure for the Company the benefits of the additional incentive inherent in the ownership of its common stock by selected employees of the Company and its subsidiaries, and to help the Company and its subsidiaries secure and retain the services of those employees.

      On March 21, 2002, the closing price of the Company's common stock on the NASDAQ National Market System was $39.11 per share.

      The key provisions of the Stock Option Plan, as amended and restated, are as follows:

NUMBER OF SHARES

      The number of shares of common stock available for grants of options under the Stock Option Plan is increased to 3,500,000, subject to adjustment in the event there is a stock split, stock dividend, reclassification or recapitalization which changes the character or amount of the Company's outstanding common stock (each a "Capitalization Change"). If any options granted under the Stock Option Plan terminate or expire without being exercised, the shares of common stock allocated to those options will become available for subsequent grants under the terms of the Stock Option Plan. The Company may use shares of common stock it has purchased, authorized and unissued shares, or shares held in the Company's treasury (or any combination of such shares) for the Stock Option Plan. There shall be reserved at all times for issuance under the Stock Option Plan a number of shares of common stock (either authorized and unissued shares or shares held in the Company's treasury, or both) equal to the maximum number of shares which may be distributed under the Stock Option Plan.

ADMINISTRATION

      The Stock Option Plan will be administered by the Compensation Committee, and/or by any other committee or committees designated by the Board of Directors, or by the Board of Directors itself (the administrative committee for the Stock Option Plan is referred to in this section as the "Committee"). To the extent possible, and at the discretion of the Board of Directors, the Stock Option Plan will be administered by a committee consisting of two or more members of the Board of Directors who qualify both as "non-employee" directors (as that term is used in Rule 16b-3 under the Securities Exchange Act of 1934, as amended) and as "outside" directors (as that term is defined for purposes of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")).

ELIGIBILITY

      All employees, including employees who are members of the Board of Directors, are eligible to receive options under the Stock Option Plan. As of the date of this proxy statement there were approximately 600 employees eligible to receive options under the Stock Option Plan.

TERM OF STOCK OPTION PLAN

      The Stock Option Plan will continue in effect until it is terminated, which may be done at any time by action of the Board of Directors.

NUMBER OF OPTION GRANTS

      The Committee has the authority to determine which employees will be granted options under the Stock Option Plan and the number of options to be granted; provided, however, that no employee may be granted options to acquire more than 100,000 shares (subject to adjustment in the event of a Capitalization Change) of the Company's common stock during any calendar year. In determining the employees to whom options are to be granted and the number of shares of common stock to be subject to those options, the Committee will take into consideration the employee's present and potential contribution to the success of the Company and its subsidiaries and any other factors the Committee determines proper and relevant. Officers and directors of the Company or its subsidiaries who are also employees are eligible to receive options, but no members of the Committee will be eligible to receive options under the Stock Option Plan.

TERMS AND CONDITIONS OF OPTIONS

      The Committee has authority to set such terms and conditions on grants of options as it deems appropriate, provided the terms and conditions are consistent with the express provisions of the Stock Option Plan. The terms of an option may not be modified after the date of grant except to the extent the modification is consistent with the provisions of the Stock Option Plan (including modifications or adjustments in connection with a Capitalization Change). The time and/or conditions under which an option becomes exercisable, and the time and/or conditions under which an option terminates, may be established with respect to each option at the discretion of the Committee, provided the terms are not inconsistent with applicable provisions of the Stock Option Plan. Whenever any of the following events occur, the unexercised portion of any option automatically is forfeited:

      -     the tenth anniversary of the date the option was granted;

      - the expiration of 30 days from the date of the employee's termination of employment with the Company (other than a termination for cause), unless the employee dies during that 30-day period, in which case the unexercised portion of the option is forfeited in accordance with the immediately following paragraph;

      - the expiration of six months following the issuance of letters testamentary or letters of administration to the executor or administrator of a deceased employee, if the optionee's death occurs either during the optionee's employment with the Company or during the 30-day period following the date of a not-for-cause termination of such employment, but not later than one year after the optionee's death;

      - the termination of the optionee's employment with the Company for cause, including breach by the optionee of an employment agreement with the Company or any of its subsidiaries or the optionee's commission of a felony or misdemeanor, whether or not prosecuted, against the Company or any of its subsidiaries;

      - the expiration of such period of time or the occurrence of such event as the Committee in its discretion may provide upon the granting of the option.

      Options granted under the Stock Option Plan may, up to the extent they are exercisable under the terms of the option, be exercised in whole or in part. The optionee must give notice of the exercise, indicating the number of shares of common stock to be purchased and the business day (no more than 15 days following the date notice is given) for the purchase. The optionee must provide for payment of the option exercise price specified in the option document. At the Committee's discretion, an optionee may be required to provide up to five business days notice of the optionee's intent to exercise an option. The optionee's exercise notice constitutes an irrevocable election to exercise in accordance with the terms of the notice, which may be specifically enforced by the Company. The Committee may, at its discretion, provide in option documents for alternative means of option exercise, including, but not limited to "cashless" exercise methods and provision for retention by the Company of shares of common stock in satisfaction of tax withholding obligations.

OPTION EXERCISE PRICE

      The option exercise price of all options must be equal to the fair market value of a share of the Company's common stock at the time the option is granted. The determination of fair market value is made by the Committee by reference to the closing price of the Company's common stock on the day of grant as reported on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System, or as reported on such other stock exchange as the common stock may be listed, on such date as reported in the Wall Street Journal, or if there is no closing price reported, by reference to the average between the closing bid and asked prices for the common stock on such date as reported, or by such other method as the Committee may determine is appropriate.

RESTRICTION ON TRANSFERABILITY

      Options granted under the Stock Option Plan shall be transferable only to:

      - the optionee's executors or administrators by will or the laws of descent and distribution;

      - pursuant to the terms of a "qualified domestic relations order," within the meaning of Sections 401(a)(13) and 414(p) of the Code ;

      - to the extent specifically permitted in the option document, at the discretion of the Committee, to certain family members of the optionee or to trusts for the benefit of those family members or to partnerships in which those family members are the only partners, provided that there is no consideration for the transfer and that the transferred options are subject to the same terms and conditions that were applicable prior to the transfer.

AMENDMENTS TO THE STOCK OPTION PLAN

      The Stock Option Plan may be amended at any time by the Board of Directors, except with respect to any options outstanding under the Stock Option Plan; provided, however, that any amendment which would materially increase the benefits accruing to participants under the Stock Option Plan, increase the number of shares of common stock which may be issued under the Stock Option Plan, or materially modify the eligibility requirements for participation in the Stock Option Plan will not be effective without shareholder approval.

TAX ASPECTS OF THE STOCK OPTION PLAN

      The following discussion is intended to summarize briefly the general principles of federal income tax law applicable to options granted under the Stock Option Plan as of the date of this proxy statement.

      Taxation of Stock Options. A recipient of an option under the Stock Option Plan will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant. The optionee will, however, recognize ordinary income in the taxable year in which the optionee exercises the stock option in an amount equal to the excess of the fair market value of the shares of common stock received upon exercise at the time of exercise of the options over the exercise price of the options (the "spread"). The Company generally will be allowed a deduction in the same amount. Upon disposition of the shares of common stock received upon exercise of the option, an optionee will recognize long-term or short-term capital gain or loss, depending upon the length of time the shares of common stock were held before disposition, equal to the difference between the amount realized on disposition and the optionee's basis in the shares, which ordinarily would be the fair market value of the shares on the date the option was exercised.

      Withholding. Whenever the Company would otherwise transfer a share of common stock under the terms of the Stock Option Plan, the Company has the right to require the recipient to make available sufficient funds to satisfy all applicable federal, state and local withholding tax requirements as a condition to the transfer, or to take whatever other action the Company deems necessary with respect to its tax liabilities.

      Deductibility of Executive Compensation under the Million Dollar Cap Provisions of the Internal Revenue Code. Section 162(m) of the Code sets limits on the deductibility of compensation in excess of $1,000,000 paid by publicly held companies to certain employees (the "Million Dollar Cap"). The IRS also has issued Treasury Regulations which provide rules for the application of the Million Dollar Cap deduction limitations. Any income recognized as ordinary compensation income on the exercise of a non-qualified stock option should be treated as "performance-based" compensation that is exempt from the deduction limitations under the Million Dollar Cap if both the plan under which the option is granted and the option grant itself comply with certain rules. The Stock Option Plan complies with these applicable rules in form. It is the Company's intention to administer the Stock Option Plan in accordance with all applicable requirements under the Million Dollar Cap rules for performance based compensation plans, including having the Stock Option Plan administered by a committee of two or more "outside" directors (as that term is used in the applicable IRS regulations). Under these circumstances, a grant of an option with an exercise price at least equal to the fair market value of the shares of common stock subject to that option on the date of grant should, on exercise, result in compensation income that is treated as "performance-based" compensation under the Million Dollar Cap rules. It is expected, therefore, that any compensation expense recognized for tax purposes on the exercise of such an option will be exempt from the Million Dollar Cap.

      As of March 22, 2002, the following persons have received or been allocated options for the following number of shares of common stock under the Stock Option Plan, adjusted for the two-for-one stock split discussed above:
James J. Maguire, Chief Executive Officer and Chairman of the Board of Directors, none; James J. Maguire, Jr., Director, President and Chief Operating Officer, 357,900; Sean S. Sweeney, Director and Executive Vice President, 300,000; Craig P. Keller, Senior Vice President, Secretary, Treasurer and Chief Financial Officer, 80,000; current executive officers, as a group, 737,900; current directors who are not executive officers, as a group, none; employees, including officers who are not executive officers, as a group, 1,722,375; Christopher J. Maguire, Senior Vice President, and Timothy J. Maguire, Vice President, both of whom are officers of the Company and family members of James
J. Maguire and James J. Maguire, Jr., 175,000 and 50,000, respectively.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

5. APPROVAL OF THE CONTINUATION OF THE COMPANY' CASH BONUS PLAN

      The Cash Bonus Plan was originally adopted by the Company, subject to the approval of the Company's shareholders, effective as of January 1, 1996. The Cash Bonus Plan, which was approved by the Company's shareholders in May 1996, is a performance-based compensation plan and is a part of the Company's integrated compensation program intended to assist the Company in motivating and retaining employees of superior ability, industry and loyalty. Performance-based bonus compensation is generally paid to certain key employees and officers of the Company on the basis of a formula based on the performance of the Company. The Cash Bonus Plan sets forth the performance-based bonus compensation program with respect to James J. Maguire, the Company's Chairman of the Board and Chief Executive Officer, and subjects the bonus compensation payable to him to certain rules and requirements applicable to "performance-based" compensation as that term is used for purposes of Section 162(m) of the Code. These rules limit the deductibility of compensation in excess of the Million Dollar Cap. In the event it is anticipated that other employees will become subject to the limitations imposed by the Million Dollar Cap, the Cash Bonus Plan may be amended in the future to subject the bonus compensation for those employees to these same requirements.

      Under applicable Treasury Regulations, bonuses paid under this type of performance-based plan may not be treated as qualified performance-based compensation after five years unless the material terms of the Cash Bonus Plan are again disclosed to the Company's shareholders and the shareholders approve the continuation of the Cash Bonus Plan. The Company's Board of Directors has, therefore, suspended the operation of the Cash Bonus Plan until such time as the material terms of the Cash Bonus Plan are disclosed to the Company's shareholders and shareholder approval of the continuation of the Cash Bonus Plan is obtained.

      The provisions of the Cash Bonus Plan are generally described below.

ELIGIBILITY

      James J. Maguire is the sole participant in the Cash Bonus Plan.

SHAREHOLDER APPROVAL AND TERM OF CASH BONUS PLAN

      The Cash Bonus Plan has been in effect since January 1, 1996 and will, if its continuation is approved by the Company's shareholders, continue until it is terminated by the Board of Directors.

BONUS ENTITLEMENT

      The participant will be paid a bonus for each year provided the performance goals established by the Cash Bonus Plan administrative committee (referred to in this section as the "Committee") for that year are met. The bonus payment for each year will be paid on or about January 15 of the next year unless the participant elects to defer all or a part of the bonus under the terms of the Company's deferred compensation plan. No bonus will be paid unless the Committee certifies that the performance goal for the year has been met.

AMOUNT OF BONUS AND ESTABLISHMENT OF PERFORMANCE GOALS

      In general, if the Company achieves a specified level of earnings per share of its common stock, determined without taking into account capital gains or losses of the Company, the participant will receive a bonus under the Cash Bonus Plan. Depending on the level of earnings achieved, the amount of the bonus will vary. In no event will the bonus for a single year be in excess of $500,000.

      The performance goals described above and the percentages applicable for the determination of the bonus payable for any year will be established by the Committee no later than 90 days after the beginning of the year. In no case will the performance goal be established at a time when the achievement of the goal is not substantially uncertain. If the Committee does not establish a performance goal for a year, the goal in effect for the prior year will be continued in effect.

      If the participant is not employed on the last day of the year, the participant's bonus will be prorated based on the portion of the year the participant was employed.

ADMINISTRATION OF THE CASH BONUS PLAN

      The Cash Bonus Plan is administered by a committee of the Board of Directors consisting of two or more "outside directors" (as that term is defined for purposes of Code Section 162(m)). The resolution of any questions with respect to payments and entitlements pursuant to the provisions of the Cash Bonus Plan shall be determined by the Committee, and all such determinations shall be final and conclusive.

AMENDMENT AND TERMINATION OF THE CASH BONUS PLAN

      The Company, acting through its Board of Directors, may terminate the Cash Bonus Plan at any time. In addition, the Cash Bonus Plan may be amended by the Company, acting through its Board of Directors, from time to time. No actions by the Company can be taken with respect to the Cash Bonus Plan that would reduce the amount of a bonus payment that is due but has not yet been paid. Further, no amendment that would increase the amount of the bonus under the Cash Bonus Plan will be effective unless it is approved by the Committee and disclosed to and approved by the shareholders of the Company.

FEDERAL TAX ISSUES

      The Million Dollar Cap (as established under Code Section 162(m) and related Treasury Regulations) limits the deductibility of compensation in excess of $1,000,000 to certain employees of publicly held companies unless the compensation comes within certain exceptions. One exception to the Million Dollar Cap is available for "performance-based" compensation. In order for a bonus payment to be within this exception to the Million Dollar Cap, a number of requirements must be satisfied, including the establishment of performance goals by a committee of two or more "outside" members of the Company's Board of Directors (a "compensation committee"), disclosure to the shareholders of the material terms of the cash bonus plan under which such a bonus is to be paid, and approval by the shareholders of the cash bonus plan. Additional rules apply to the ongoing administration of the cash bonus plan. Any cash bonus plan paying performance-based compensation based on discretionary performance goals set by a compensation committee is also required to be disclosed to and reapproved by shareholders at certain intervals.

      The Cash Bonus Plan is intended to pay compensation only on the attainment of the performance goals established by the Committee. If the Cash Bonus Plan is put into effect in accordance with its terms, the bonuses paid under the Cash Bonus Plan should constitute "performance based" compensation that is exempt from the Million Dollar Cap provided the continuation of the Cash Bonus Plan is approved by the Company's shareholders, and provided further that the Cash Bonus Plan is administered in accordance with the provisions set forth in the Cash Bonus Plan. No bonuses are payable under the Cash Bonus Plan unless and until the Cash Bonus Plan is reapproved by the Company's shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

6. APPROVAL OF THE PHILADELPHIA INSURANCE COMPANIES' NONQUALIFIED EMPLOYEE STOCK PURCHASE PLAN

      In March 2002, the Philadelphia Insurance Companies Nonqualified Employee Stock Purchase Plan (the "Nonqualified Stock Purchase Plan") was adopted by the Board of Directors, subject to the approval of the Company's shareholders. The Nonqualified Stock Purchase Plan is an employee stock purchase plan that is not intended to comply with the requirements of Section 423 of the Code.

      Under the Nonqualified Stock Purchase Plan, subject to the approval of the Nonqualified Stock Purchase Plan by the shareholders of the Company, shares of the Company's common stock, no par value (the "Shares"), will be offered for sale to employees. The purpose of the Stock Purchase Plan is to assist the Company and its Subsidiaries in recruiting and retaining the employment of employees by offering them a greater stake in the Company's success and a closer identity with it, and to aid in obtaining the services of individuals whose employment would be helpful to the Company and would contribute to its success through a continuing opportunity to purchase shares of the Company's common stock in periodic offerings.

      The maximum number of shares available for purchase under the Nonqualified Stock Purchase Plan is one million (1,000,000), subject to adjustment in the event of certain events affecting the common stock of the Company, such as a stock split or stock dividend. The provisions of the Nonqualified Stock Purchase Plan are generally described below.

ELIGIBILITY

      All employees of the Company and of the Company's subsidiaries which are designated, at the discretion of the administrative committee for the Nonqualified Stock Purchase Plan (referred to herein as the "Committee"), as participating in the Nonqualified Stock Purchase Plan are eligible to participate in the Nonqualified Stock Purchase Plan except employees who are customarily employed for 20 hours per week or less, or who are customarily employed five months per calendar year or less. Approximately six hundred (600) employees, including the Company's executive officers, will be eligible to participate in the Nonqualified Stock Purchase Plan.

PARTICIPATION, PAYROLL DEDUCTIONS AND PURCHASES

      Employees who are eligible to participate in the Nonqualified Stock Purchase Plan may elect to purchase Shares during one-month "offering periods" established from time to time by the Committee. An employee elects to participate by delivering to the Committee a subscription agreement specifying the number of Shares to be purchased for an offering period. The purchase of the Shares will generally occur on the last day of the offering period, and the price for the Shares purchased is the lesser of 85% of the fair market value of the Shares on the first business day of the offering period or the date the Shares are purchased. Under the Nonqualified Stock Purchase Plan, fair market value is generally determined by reference to reported prices of the Shares when they are publicly traded, and is determined by the Committee if the Shares are not publicly traded.

      Each employee purchasing Shares under the Nonqualified Stock Purchase Plan will be required to execute a note evidencing his or her unconditional obligation to pay the purchase price to the Company or to any subsequent holder of the note. Under the terms of the note, the purchase price for the Shares will be paid by means of equal, regular payroll deductions over a period of 108 months. In the event the employee's compensation drops below the amount required to make such payments through withholding (as a result of a leave of absence or any other reason) the employee will be personally obligated to make the payments required during that 108-month period. The payment of the purchase price under the note will be without interest. If an employee ceases to be employed by the Company or any subsidiary, the outstanding principal balance payable under his or her note, if any, is payable in full within 30 days of terminating employment. The Shares purchased will be held in an account and pledged as collateral to secure repayment of the employee's note until the note is paid in full. There is no provision for changing the manner in which payments for the Shares are to be made, except that an employee may pay the outstanding balance due with respect to his or her Shares at any time.

LIMITS ON PURCHASE OF SHARES

      In addition to the aggregate limitation on the number of Shares available for purchase under the Nonqualified Stock Purchase Plan, no employee shall be permitted to purchase Shares in excess of the limitation or limitations as may be imposed by the Committee from time to time. These limitations may be established on an offering period basis, or on such other basis as the Committee determines to be appropriate.

SHAREHOLDER APPROVAL AND TERM OF NONQUALIFIED STOCK PURCHASE PLAN

      The adoption of the Nonqualified Stock Purchase Plan is subject to approval by the shareholders of the Company. If the Nonqualified Stock Purchase Plan is not approved, it will be null and void. The Nonqualified Stock Purchase Plan shall become effective as of May 1, 2002 if approved at by the Company's shareholders at the annual meeting scheduled for that date, and shall continue in effect until the Nonqualified Stock Purchase Plan is terminated by action of the Board of Directors, or as of such date as there are no additional Shares available for purchase and no Shares previously purchased that remains subject to the provisions of the Nonqualified Stock Purchase Plan, whichever occurs first.

RESALE RESTRICTIONS

      Any Shares purchased under the Nonqualified Stock Purchase Plan are restricted, and may not be sold, transferred, made subject to any lien or otherwise disposed of for a period of five years (measured from the first day of the applicable offering period). An attempt to sell, transfer, make subject to any lien or otherwise dispose of

Shares during the restricted period results in forfeiture to the Company on payment by the Company of the lesser of the fair market value of the Shares or the purchase price paid for the Shares. To the extent the Shares are collateral security for any unpaid purchase price, the Shares may also be taken back by the Company in satisfaction of the unpaid purchase price if there is an attempted sale during the restricted period.

TERMINATION OF EMPLOYMENT

      If an employee ceases to be employed by the Company or any of its subsidiaries on account of the employee's retirement, death or disability, the employee (or, in the case of the employee's death, the employee's beneficiary if one has been designated or the employee's estate otherwise) will be entitled to the Shares held in the employee's investment account maintained under the Nonqualified Stock Purchase Plan for these purposes, provided the Participant's payment obligation with respect to such Shares is satisfied. The Company's right to repurchase during the five-year "restricted period" for the lesser of the purchase price or current fair market value will lapse with respect to such an employee's Shares. If an employee ceases to be employed by the Company or any of its subsidiaries for any reason other than retirement, disability or death, any Shares purchased under the Nonqualified Stock Purchase Plan which have not been held beyond the five-year "restricted period" may be repurchased by the Company for the lesser of the fair market value of the Shares or the purchase price paid for the Shares. A certificate or certificates for those of the employee's Shares which are not repurchased by the Company under the terms of the Nonqualified Stock Purchase Plan will be issued as soon as practicable after the employee's payment obligation is satisfied. In all events, the Shares are also collateral security for the employee's payment obligation with respect to the purchase and may be taken by the Company in satisfaction of that obligation following any termination of employment if the payment obligation is not otherwise satisfied.

ADMINISTRATION OF THE NONQUALIFIED STOCK PURCHASE PLAN

      The Nonqualified Stock Purchase Plan is administered by the Committee. The Committee will be the compensation committee of the Board of Directors of the Company, unless the Board of Directors determines to appoint a different committee to administer the Nonqualified Stock Purchase Plan or determines to administer the Nonqualified Stock Purchase Plan itself. The Committee has discretionary authority to interpret the Nonqualified Stock Purchase Plan, to issue rules for administering the Nonqualified Stock Purchase Plan, to change, alter, amend or rescind such rules, and to make all other determinations necessary or appropriate for the administration of the Nonqualified Stock Purchase Plan. The Committee's determinations, interpretations and constructions are final and conclusive. If the Committee is a committee appointed by the Board of Directors, its members will serve at the discretion of the Board of Directors.

AMENDMENT AND TERMINATION OF THE NONQUALIFIED STOCK PURCHASE PLAN

      The Board of Directors of the Company may amend the Nonqualified Stock Purchase Plan at its discretion except that an amendment which increases the maximum number of shares available for purchase under the Nonqualified Stock Purchase Plan, which materially increases the benefits accruing to employees under the Nonqualified Stock Purchase Plan, or which expands the classes of individuals who are eligible to participate in the Nonqualified Stock Purchase Plan, can only be made with shareholder approval. The Board of Directors of the Company has the right to terminate the Nonqualified Stock Purchase Plan at any time. On termination of the Nonqualified Stock Purchase Plan, Shares held for employees will be transferred to a successor stock purchase plan, if there is one, or will be issued to the employees on satisfaction of all payment obligations for the Shares.

ADJUSTMENT IN CASE OF CHANGES AFFECTING SHARES

      If there is a subdivision or split of outstanding Shares, payment of a stock dividend, or similar change affecting the Shares, the Share limits applicable under the Plan, including the limitation on the aggregate number of Shares available for purchases, will be adjusted appropriately, as may be deemed equitable by the Committee.

CERTAIN FEDERAL INCOME TAX EFFECTS OF NONQUALIFIED STOCK PURCHASE PLAN PARTICIPATION

The following discussion summarizes general principles of federal income tax law applicable to the Nonqualified Stock Purchase Plan and the shares of common stock acquired under the Nonqualified Stock Purchase Plan as of the date hereof,

      The Nonqualified Stock Purchase Plan is not intended to qualify as a "stock purchase plan" under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). As a consequence, employees will recognize income with respect to a purchase of Shares pursuant to the Nonqualified Stock Purchase Plan to the extent that the fair market value of the shares acquired exceeds the price paid for the shares. Because of the restrictions on the employees' ability to sell the shares acquired, and the Company's right to repurchase the shares if the employee's service with the Company terminates prior to the end of the [required holding period], the determination of the income required to be recognized by a participant in the Nonqualified Stock Purchase Plan is generally not made until the lapse of those restrictions. Alternatively, if the participant files properly an election under
Section 83(b) of the Code to include in income the value of the shares over the price paid for them as of the date of the purchase, the determination of the amount of income will be made immediately on the date of purchase and will be required to be included in the participant's taxable year within which the purchase occurs.

      On a sale of shares acquired under the Nonqualified Stock Purchase Plan, the employee will recognize a long or short term capital gain or loss. The holding period for these purposes commences as of the date the employee is required to treat the receipt of the shares as triggering income (either the date of purchase if the employee timely files and election under Section 83(b) of the Code, or the date the restrictions on the shares lapse, if no such election is filed). The amount of the gain or loss is measured by reference to the adjusted basis of the shares, which will generally be the fair market value of the shares as of the date the employee is required to treat their receipt as triggering income.

      The purchase of Shares under the Nonqualified Stock Purchase Plan may also result in continuing income recognition by participating employees attributable to the interest free payment obligation. Specifically, to the extent a loan from the Company to an employee is subject to certain below market loan provisions of the Code, the employee will be deemed to have compensation income equal to the amount of the interest that is foregone (using certain statutory presumptions concerning the appropriate interest rate) and a corresponding deduction for compensation expense that will be recognized by the employer.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                            PROPOSALS OF SHAREHOLDERS

      It is currently contemplated that the Company's 2003 Annual Meeting of Shareholders will be held on May 1, 2003. Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders in 2003 must be received by December 10, 2002 in order to be considered for inclusion in the Company's proxy statement and form of proxy related to that meeting. Shareholder proposals should be directed to the President of the Company at the address of the Company set forth on the first page of this proxy statement. A proposal that does not comply with the applicable requirements of Rule 14a-8 under the 1934 Act will not be included in the Company's proxy soliciting material for the 2003 Annual Meeting of Shareholders.

      A shareholder of the Company may wish to have a proposal presented at the 2003 Annual Meeting of Shareholders but not to have the proposal included in the Company's proxy statement and form of proxy relating to that meeting. If notice of any such proposal (addressed to the President of the Company at the address of the Company set forth on the first page of this proxy statement) is not received by the Company by February 24, 2003, then such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) promulgated under the 1934 Act and, therefore, the individuals named in the proxies solicited on behalf of the Board of Directors of the Company for use at the Company's 2003 Annual Meeting of Shareholders will have the right to exercise discretionary voting authority as to that proposal.

APPENDIX TO 2002 PROXY STATEMENT

                     PHILADELPHIA CONSOLIDATED HOLDING CORP.
                          EMPLOYEE'S STOCK OPTION PLAN
                 (Amended and Restated effective March 24, 2002)

      Philadelphia Consolidated Holding Corp., a Pennsylvania corporation (referred to herein, along with its subsidiaries, as appropriate, as the "Company"), hereby amends and restates its Employees' Stock Option Plan (formerly, the Philadelphia Consolidated Holding Corp. Key Employee's Stock Option Plan, referred to herein as the "Plan") to read in its entirety as follows:

      1. Purpose. The purpose of the Plan is to secure for the Company the benefits of the additional incentive inherent in the ownership of its Common Stock by selected employees of the Company and its subsidiaries, and to help the Company and its subsidiaries secure and retain the services of such employees.

      2. Stock Option Committee. The Plan shall be administered by the Company's Compensation Committee, and/or by another committee or committees as may be designated by the Company's Board of Directors, or by the Company's Board of Directors itself (any such committee or committees and the Board of Directors in its capacity as administrative committee for the Plan are referred to herein as the "Committee"). The Committee shall, to the extent possible and to the extent the Board of Directors determines it to be appropriate, consist of two or more members of the Board of Directors who qualify as "Non-employee Directors." For these purposes, the term "Non-employee Director" means a member of the Company's Board of Directors who qualifies both as a "non-employee" director as that term is defined in paragraph (b)(3) of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and as an "outside" director as that term is defined in Treasury Regulation Section 1.162-27.

      3. Employee Options. The Committee shall have the authority and responsibility, within the limitations of the Plan, to determine the employees to whom stock options ("Employee Options") are to be granted pursuant to this paragraph 3, the number of shares that may be purchased under each Employee Option, and the exercise price of the Option (the "Option Price"). Notwithstanding anything contained herein to the contrary, no employee shall be granted Employee Options to acquire more than one hundred thousand (100,000) shares (subject to adjustment consistent with paragraph 12, below) of Company Common Stock during any calendar year.

In determining the employees to whom Options shall be granted and number of shares to be covered by each such Employee Option, the Committee shall take into consideration the employee's present and potential contribution to the success of the Company and its subsidiaries and such other factors as the Committee may deem proper and relevant. Employees who are also officers or directors of the Company or its subsidiaries shall not by reason of such offices be ineligible to receive Employee Options under the Plan; members of the Committee shall, however, be ineligible to receive Employee Options under this Plan.

An employee receiving any Employee Option is hereafter referred to as an "Employee Optionee". Any reference herein to the employment of an Employee Optionee with the Company shall include his employment with the Company or any of its subsidiaries.

APPENDIX TO 2002 PROXY STATEMENT


      4. Stock Subject to Options. Subject to adjustment in accordance with paragraph 12, options to purchase a total of 3,500,000 shares of Common Stock (taking into account options previously granted under this Plan prior to this amendment and restatement) are authorized for issuance under this Plan. If, and to the extent that, stock options granted under this Plan ("Options") terminate or expire without the Options being exercised, new options may be granted with respect to the shares covered by such terminated or expired Options provided that the granting and terms of such new Options shall in all respects comply with the provision of this Plan.

Shares distributed under this Plan may be shares of Common Stock purchased by the Company for use with respect to the Plan or otherwise, shares of the Company's authorized and unissued Common Stock, shares of the Company's issued Common Stock held in the Company's treasury, or any combination of such shares.

There shall be reserved at all times for issuance under this Plan a number of shares of Common Stock (either authorized and unissued shares or shares held in the Company's treasury, or both) equal to the maximum number of shares which may be distributed under this Plan.

      5. Option Price of Each Employee Option. The Option Price of each Option shall be the fair market value of a share of the Company's Common Stock at the time the Option is granted, as determined by the Committee. For these purposes, the fair market value of the Common Stock shall be equal to the closing price of the Common Stock on the day of grant as reported on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System, or as reported on such other stock exchange, wherever the Common Stock may be listed, on such date as reported in the Wall Street Journal, or if there is no closing price reported, then fair market value of the Common Stock shall mean the average between the closing bid and asked prices for the Common Stock on such date as reported. If there are no sales reports or bid or asked quotations, as the case may be, for a given date, the closest preceding date on which there were sales reports or bid or asked quotations shall be used, as applicable and as the Committee may determine.

      6. Expiration and Termination of the Plan. Options may be granted under this Plan at any time and from time to time, and such Options shall remain in effect until they have been exercised or have terminated pursuant to paragraph 8 below. This Plan may be terminated or modified at any time by the Company's Board of Directors except with respect to any Options then outstanding under the Plan; provided that the approval of the Company's shareholders shall be required for each amendment that would materially increase the benefits accruing to participants under this plan, increase the number of shares which may be issued under this Plan, or materially modify the requirements as to eligibility for participation in this Plan.

No modification, extension, renewal or other change in any Option granted under this Plan shall be made after the grant of such Option, unless the same is consistent with the provisions of this Plan.

APPENDIX TO 2002 PROXY STATEMENT


      7.    Exercisability and Duration of Options.

            (a) An Employee Option granted under this Plan shall become exercisable in accordance with such schedule or terms as may be determined at the discretion of the Committee and as set forth in the documentation provided to the Employee at the time an Employee Option is granted.

            (b) The unexercised portion of any Employee Option granted under this Plan shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

                  (1) the expiration of ten years from the date on which such option was granted;

                  (2) the expiration of 30 days from the date of not-for-cause termination of the Optionee's employment with the Company; provided that if the Optionee shall die during such 30 day period the provisions of sub-paragraph (3) below shall apply;

                  (3) the expiration of six months following the issuance of letters testamentary or letters of administration to the executor or administrator of a deceased Optionee, if the Optionee's death occurs either during his employment with the Company or during the 30 day period following the date of a not-for-cause termination of such employment, but not later than one year after the Optionee's death;

                  (4) the termination of the Optionee's employment with the Company for cause, including breach by the Optionee of an employment agreement with the Company or any of its subsidiaries or the Optionee's commission of a felony or misdemeanor (whether or not prosecuted) against the Company or any of its subsidiaries;

                  (5) the expiration of such period of time or the occurrence of such event as the Committee in its discretion may provide upon the granting thereof.

            (c) Notwithstanding any other provision of this Plan to the contrary, Employee Options, whenever granted, that became immediately exercisable upon the Company's consummation of its initial public offering shall not by reason thereof be deemed to conflict with the provisions of this Plan; and Employee Options granted prior to the effective date of the registration statement under the Securities Exchange Act of 1934 with respect to the Company's Common Stock pursuant to a delegation of authority from the Committee shall not be deemed to conflict with the provisions of this Plan by reason of such delegation.

APPENDIX TO 2002 PROXY STATEMENT


      8. Exercise of Options. Options granted under this Plan shall be exercised by the Optionee (or by his executors and administrators, as provided in paragraph 9) as to all or part of the shares covered thereby, by the giving of notice of the exercise thereof to the Company at its principal business office, specifying the number of shares to be purchased and specifying a business day not more than 15 days from the date such notice is given, for the payment of the purchase price, by certified or cashier's check or wire transfer, against delivery of the shares being purchased. At the discretion of the Committee, an Optionee can be required to provide up to five business days notice of his or her intention to exercise an Option; provided, however, that if notice is given prior to the termination date of an Option, the Option shall not terminate merely by reason of the subsequent occurrence of the termination date during the five day notice period. The giving of such notice to the Company shall constitute an irrevocable election to purchase the number of shares specified in the notice, which may be specifically enforced by the Company.

The Company shall cause certificates for the shares so purchased to be delivered to the Optionee or his executors or administrators at its principal business office, against payment of the purchase price, on the date specified in the notice of exercise, subject to an amount equal to the income taxes required to be withheld by the Company from the Optionee with respect to such purchase being paid to the Company on such date.

Notwithstanding anything contained herein to the contrary, the Committee may provide in the option documents provided with respect to any Option granted under the Plan for alternative means whereby the Option may be exercised, including, but not limited to withholding a number of shares otherwise transferable to the Optionee for the purpose of satisfying any applicable withholding obligations or for payment of the Option Price and permitting any other method of "cashless" exercise, such provisions to be included and/or limited at the sole discretion of the Committee.

      9. Nontransferability of Option. No Option granted under this Plan shall be transferable by the Optionee other than to the Optionee's executors or administrators by will or the laws of descent and distribution. Notwithstanding the foregoing, any Option may be transferred (i) pursuant to the terms of a "qualified domestic relations order," within the meaning of Sections 401(a)(13) and 414(p) of the Code or within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended, or (ii), to the extent provided for in the option documents provided with respect to any Option granted under the Plan, at the discretion of the Committee, by the Optionee to his or her children, grandchildren or spouse or to one or more trusts for the benefit of such family members or to partnerships in which such family members are the only partners, provided that the Optionee receives no consideration for a Family Transfer and provided further that any Options so transferred continue to be subject to the same terms and conditions that were applicable to such Options immediately prior to the transfer.

In the event of the Optionee's death during his employment with the Company, his Option shall, unless previously transferred as specifically permitted under this Paragraph 9, be exercisable thereafter in accordance with the terms and conditions of the Option only by his or her executors or administrators.

APPENDIX TO 2002 PROXY STATEMENT


      10. Rights of Optionee. Neither the Optionee nor his executors or administrators shall have any of the rights of a stockholder of the Company with respect to the shares subject to any Option until certificates for such shares shall have been issued and distributed.

      11. Right to Terminate. Nothing in this Plan shall confer upon any Optionee the right to continue as an employee or director of the Company or affect the right of the Company or any of its subsidiaries to terminate the Optionee's employment or directorship at any time, subject, however, to applicable law and the provisions of any agreement of employment between the Company or any of its subsidiaries and the Optionee.

      12. Adjustment Upon Changes in Capitalization, etc.. In the event of any stock split, stock dividend, reclassification or recapitalization which changes the character or amount of the Company's outstanding Common Stock while any portion of any Option theretofore granted under this Plan is outstanding but unexercised, the Committee shall make such adjustments in the character and number of shares subject to the Option and in the Option Price as shall be equitable and appropriate in order to make the Option as nearly as may be practicable equivalent to such Option immediately prior to such change; provided that no such adjustment shall give the Optionee any additional benefits under his Option.

If the Company participates in any transaction resulting in a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board of Directors of the Company or any surviving or acquiring corporation shall take such action as is equitable and appropriate to substitute a new stock option for the old one, or to assume the old option, in order to make the new option, as nearly as may be practicable, equivalent to the old option.

If any such change or transaction shall occur, the number and kind of shares for which stock options may thereafter be granted under the Plan shall be adjusted to give effect thereto.

      13. Form of Agreements with Optionee. Each Option granted under this Plan shall be substantially in a form to be drafted by the Committee consistent with the provisions of this Plan.

      14. Purchase for Investment and Legality. The Optionee, by his acceptance of an Option granted under this Plan, shall represent and warrant to the Company that his purchase and receipt of shares of Common Stock thereunder shall be for investment and not with a view to distribution, provided that such representation and warranty shall be inoperative if, in the opinion of counsel to the Company, a proposed sale or distribution of such shares is pursuant to an applicable effective registration statement under the Securities Act of 1933 or is exempt from registration under such Act.

The obligation of the Company to issue shares upon the exercise of an Option shall also be subject as conditions precedent to compliance with applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws, rules and regulations under any of the foregoing and applicable requirements of any securities exchange or market upon which the Company's securities shall be listed.

The Company may endorse an appropriate legend referring to the foregoing restrictions upon the certificate or certificates representing any shares issued or transferred to the Optionee upon the exercise of any Option granted under this Plan.

APPENDIX TO 2002 PROXY STATEMENT


      15. Withholding. The Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with any Shares. The obligation of the Company to deliver certificates under this Plan is conditioned upon the satisfaction of the provisions set forth in the preceding sentence.

      16. Effective Date of Plan. This amended and restated Plan shall become effective upon its adoption by the Board of Directors of the Company, subject however to its approval by the Company's stockholders after the date of such adoption.

APPENDIX TO 2002 PROXY STATEMENT


                        PHILADELPHIA INSURANCE COMPANIES

                    NONQUALIFIED EMPLOYEE STOCK PURCHASE PLAN

      1. Purpose.

            (a) The purpose of the Philadelphia Insurance Companies Nonqualified Employee Stock Purchase Plan (the "Plan") is to assist the Philadelphia Consolidated Holding Corp., a Pennsylvania corporation (the "Company"), and its Subsidiaries in recruiting and retaining the employment of employees by offering them a greater stake in the Company's success and a closer identity with it, and to aid in obtaining the services of individuals whose employment would be helpful to the Company and would contribute to its success by providing employees a continuing opportunity to purchase Shares (as hereinafter defined) from the Company through periodic offerings.

            (b) The Plan is not intended to comply with the provisions of
Section 423 of the Code (as hereinafter defined).

      2. Definitions. For purposes of the Plan:

            (a) "Agent" means the person or persons appointed by the Board in accordance with Section 3(d).

            (b) "Board" means the Board of Directors of the Company.

            (c) "Code" means the Internal Revenue Code of 1986, as amended.

            (d) "Committee" means the committee described in Section 3.

            (e) "Disability" means a condition such that an Eligible Employee retires from employment with the Company or its Subsidiaries and qualifies for disability benefits on account of "total disability" under the applicable provisions of the Company's long term disability plan then in effect, or, if no such plan is then in effect, "Disability" means a condition such that an Eligible Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

            (f) "Eligible Employee" means an employee of the Company or Subsidiary who is described in Section 4.

            (g) "Employer" means the Company or Subsidiary for whom an Eligible Employee is performing services at the time the Eligible Employee becomes a Participant.

            (h) "Fair Market Value" on any date means the closing price for Shares as reported on the NASDAQ National Market, or as reported on such other stock exchange, wherever the Shares may be listed, on such date as reported in the Wall Street Journal, or if there is no closing price reported, then Fair Market Value of a Share shall mean the average between the closing bid and asked prices for Shares on such date as reported. If there are no sales reports

APPENDIX TO 2002 PROXY STATEMENT


or bid or asked quotations, as the case may be, for a given date, the closest preceding date on which there were sales reports or bid or asked quotations shall be used. If the Committee determines, in its discretion, that such valuation does not accurately reflect the value of the Shares or if Shares are not publicly traded, the Fair Market Value of a Share shall be determined by the Committee.

            (i) "Investment Account" means the account established for a Participant pursuant to Section 8(b) to hold Shares acquired for a Participant pursuant to the Plan.

            (j) "NASDAQ" means the National Association of Security Dealers, Inc. Automated Quotations System.

            (k) "Offering Period" means each one month period designated at the discretion of the Committee as an Offering Period.

            (l) "Participant" means an Eligible Employee who makes an election to participate in the Plan in accordance with Section 5 as well as any former employee to the extent such former employee has any Shares held for his or her benefit in an Investment Account.

            (m) "Plan Year" means the 12 month period commencing each January 1 and ending on the subsequent December 31. Notwithstanding the foregoing, the first Plan Year shall be the period from May 1, 2002 and ending on December 31, 2002.

            (n) "Purchase Date" means the last business day of each Offering Period.

            (o) "Purchase Price" means the lesser of 85% of the Fair Market Value of a Share on (i) the first business day of the Offering Period or (ii) the Purchase Date.

            (p) "Restricted Period" means the five year period described in
Section 6(e).

            (q) "Share" or "Shares" means a share or shares of Common Stock, no par value, of the Company.

            (r) "Subscription Agreement" means the agreement, in a form established by the Committee, between the Participant and the Employer pursuant to which the Participant agrees to purchase Shares pursuant to the Plan.

            (s) "Subsidiary" means any corporation that, at the time in question, is a subsidiary corporation of the Company, within the meaning of
Section 424(f) of the Code.

      3. Administration of the Plan. The Plan shall be administered by the Company's compensation committee, or by such other committee or committees as may be designated by the Board, or by the Board itself, as determined from time to time at the discretion of the Board. The compensation committee of the Company or any other committee designated to administer the Plan by the Board, or the Board in its capacity as administrator of the Plan are all referred to herein as the "Committee." Subject to the express provisions of the Plan, the Committee shall have full discretionary authority to interpret the Plan, to issue rules for administering the Plan, to change, alter, amend or rescind such rules, and to make all other determinations necessary or

APPENDIX TO 2002 PROXY STATEMENT


appropriate for the administration of the Plan. All determinations, interpretations and constructions made by the Committee with respect to the Plan shall be final and conclusive.

            (a) Meetings. The Committee shall hold meetings at such times and places as it may determine, shall keep minutes of its meetings, and shall adopt, amend and revoke such rules or procedures as it may deem proper; provided, however, that it may take action only upon the agreement of a majority of the whole Committee. Any action which the Committee shall take through a written instrument signed by a majority of its members shall be as effective as though it had been taken at a meeting duly called and held. The Committee shall report all actions taken by it to the Board of Directors.

            (b) Exculpation. No member of the Committee shall be personally liable for monetary damages as such for any action taken or any failure to take any action in connection with the administration of the Plan unless (i) the member of the Committee has breached or failed to perform the duties of his office under Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the provisions of this Section 3(b) shall not apply to the responsibility or liability of a member of the Committee pursuant to any criminal statute or to the liability of a member of the Committee for the payment of taxes pursuant to local, state or federal law.

            (c) Indemnification. Service on the Committee shall constitute, for purposes of rights to indemnification from the Company, service as a member of the Board of Directors of the Company. Each member of the Committee shall be entitled, without further act on his part, to indemnity from the Company and limitation of liability to the fullest extent provided by applicable law and by the Company's Articles of Incorporation and/or bylaws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan in which he or she may be involved by reason of his or her being or having been a member of the Committee, whether or not he or she continues to be such member of the Committee at the time of the action, suit or proceeding.

            (d) Agent. The Committee may engage an Agent to purchase Shares on each Purchase Date and to perform custodial and recordkeeping functions for the Plan, such as holding record title to the Participants' Share certificates, maintaining an individual Investment Account for each such Participant and providing periodic status reports to such Participants.

            (e) Delegation. The Committee shall have full discretionary authority to delegate ministerial functions to management of the Company.

      4. Eligibility. All employees of the Company, and of such of its Subsidiaries as may be designated for such purpose from time to time by the Committee, shall be eligible to participate in the Plan as of the first day of an Offering Period, provided each of such employees:

            (a) is customarily employed for more than 20 hours per week; and

            (b) is customarily employed more than five months per calendar year.

APPENDIX TO 2002 PROXY STATEMENT


      5. Election to Participate.

            (a) Initial Subscription Agreements. Each Eligible Employee may become a Participant by filing with the Committee a Subscription Agreement specifying the number of Shares to be purchased during an Offering Period.

            (b) Subsequent Subscription Agreements. In order to participate in the Plan for any subsequent Offering Period, an Eligible Employee must file with the Committee a new Subscription Agreement specifying the number of Shares to be purchased during such Offering Period.

      6. Conditions and Terms of Purchases of Shares.

            (a) The number of Shares that are to be purchased under a Subscription Agreement shall not exceed the limitations established pursuant to
Section 7.

            (b) Except as otherwise provided in the Plan, any Eligible Employee purchasing Shares under the Plan shall, at the time of such purchase, sign a note to the order of the Company in such form as the Committee may approve, for the Purchase Price of such Shares. The terms of the note shall provide for payment of the Purchase Price by means of equal, regular payroll deductions over a period of 108 months (without interest), commencing as of the first day of the month following the end of the Offering Period; provided however that, in the event the Eligible Employee terminates his or her employment with the Company or a Subsidiary at any time prior to the payment in full of the Purchase Price, the entire remaining amount payable under such note shall become payable in full within 30 days of the date of such termination of employment. In the event such remaining amount is not paid in full within 30 days of such termination of employment, the remaining amount payable shall accrue interest at the lesser of three (3) percentage points over the Prime Rate as quoted in the Money Rates section of the Wall Street Journal, or the highest rate permitted by law. A Participant may pay the outstanding balance due under his or her note with respect to the Purchase Price of Shares under the Plan at any time. If, at any time, an Eligible Employee's compensation drops below the amount required to make any payments required under the note, or under any subsequent extension of the note, through regular payroll deductions (as a result of a leave of absence or any other reason), such Eligible Employee shall be be personally obligated to make the monthly payments required under the note.

            (c) Until such time as the Purchase Price is paid in full, the Shares purchased under the Plan may not be sold, transferred or otherwise disposed of and shall be pledged by the Eligible Employee and held by the Company as collateral securing such payment obligation. In the event an Eligible Employee fails to comply with the terms for payment of the Purchase Price set forth above, the Company shall have the right to take that number of Shares as is required to satisfy the outstanding balance due with respect to the Purchase Price (such number of Shares being determined by reference to the Fair Market Value as of such date), and the Eligible Employee shall have no further rights with respect to such Shares.

            (d) In the alternative, on a termination of employment by an Eligible Employee who has a remaining balance payable with respect to any note for Shares purchased

APPENDIX TO 2002 PROXY STATEMENT


under the Plan, the Company shall have the right to repurchase any Shares that are held in an Investment Account for such Eligible Employee as follows: The Company shall repurchase Shares which have not been held beyond the Restricted Period applicable to such Shares, paying the lesser of Fair Market Value or the Purchase Price of such Shares. The amount payable by the Company pursuant such repurchase shall be retained as an offset against amounts owed to the Company under the terms of Eligible Employee's note. If, after the repurchase of such Shares, any amounts are still owed to the Company under the terms of such note, the Company shall have the further right to repurchase at Fair Market Value Shares which have been held beyond the Restricted Period applicable to such Shares. The amounts payable by the Company pursuant to such repurchase of additional Shares shall also be retained by the Company as an offset against the Eligible Employee's obligations under the note. Once the Eligible Employee's payment obligation under the note has been satisfied through such set-offs as described above, certificates for the Shares remaining in such Eligible Employee's Investment Account, if any, shall be distributed to such Eligible Employee.

            (e) Any Shares purchased pursuant to the Plan shall be restricted for a period of five years, measured from the first day of the relevant Offering Period (the "Restricted Period"). Any attempt to sell, transfer, make subject to any lien, or otherwise dispose of such Shares prior to the end of the Restricted Period shall be null and void, and such Eligible Employee shall forfeit all rights to such Shares on receipt of payment from the Company of the lesser of Fair Market Value or the Purchase Price of such Shares. All certificates for Shares shall be legended so as to indicate the restrictions on sales of such Shares under the Plan in the manner and to the extent required by law.

      7. Limit on Purchase of Shares. The Committee may set such limitations on the number of Shares available for purchase during any one Offering Period as it determines to be appropriate from time to time, at its sole discretion.

      8. Method of Purchase and Investment Accounts.

            (a) Exercise of Option for Shares. Except as otherwise provided in the Plan, each Participant having elected to participate in the Plan pursuant to a properly filed Subscription Agreement consistent with the provisions of
Section 5 shall be deemed, without any further action, to have exercised on the Purchase Date applicable to such Subscription Agreement, the option to purchase the number of Shares specified in the Subscription Agreement consistent with the terms for such purchase set forth in the Plan.

            (b) All Shares so purchased shall, until both the Restricted Period applicable to such Shares has passed and the Participant's payment obligation for such Shares is satisfied, be held in a separate Investment Account established for each Participant. All Shares held in such Investment Accounts shall be security with respect to the Participant's payment obligation for such Shares under the terms of such Participant's Subscription Agreement until payment in full of such obligation.

            (c) Dividends or Other Distributions on Shares Held in Investment Accounts. All cash dividends or other distributions paid with respect to Shares at any time the Participant has an unpaid payment obligation for such Shares shall be retained by the Company and treated

APPENDIX TO 2002 PROXY STATEMENT


as additional amounts paid with respect to such payment obligation. Cash dividends or other distributions paid with respect to Shares after the payment obligation for such Shares has been satisfied shall be paid to the Participant.

            (d) Adjustment of Shares on Application of Share Limits. If the total number of Shares that would be purchased pursuant to properly filed Subscription Agreements for a particular Offering Period exceeds the number of Shares then available for purchase under the Plan, either as to that Offering Period, or by reason of the limitation on the aggregate number of Shares available under the Plan, then the number of available Shares shall be allocated among the Participants filing Subscription Agreements for such Offering Period pro-rata on the basis of the number of Shares set forth in each such Subscription Agreement. The payment obligation for each such Subscription Agreement shall be deemed modified to take into account the purchase of a number of Shares that is less than the number specified in the Subscription Agreement.

      9. Shares Subject to Plan. The aggregate maximum number of Shares that may be issued pursuant to the Plan is one million (1,000,000), subject to adjustment as provided in Section 17 of the Plan. The Shares delivered pursuant to the Plan may, at the option of the Company, be Shares purchased specifically for purposes of the Plan, shares otherwise held in treasury or Shares originally issued by the Company for such purpose.

      10. Distribution of Certificates. Each Participant shall receive a certificate or certificates for those Shares held in an Investment Account for the benefit of such Participant as soon as practicable following the end of the Restricted Period applicable to such Shares, provided the payment obligation with respect to such Shares has been fully satisfied.

      11. Registration of Certificates. Each certificate withdrawn by a Participant may be registered only in the name of the Participant, or, if the Participant so indicated on the Participant's Subscription Agreement, in the Participant's name jointly with a member of the Participant's family, with right of survivorship. A Participant who is a resident of a jurisdiction which does not recognize such a joint tenancy may have certificates registered in the Participant's name as tenant in common or as community property with a member of the Participant's family without right of survivorship.

      12. Voting. The Agent shall vote all Shares held in an Investment Account in accordance with the Participant's instructions.

      13. Retirement, Death or Other Termination of Employment.

            (a) In the event of a Participant's termination on account of retirement, death or Disability, the Participant, or the Participant's beneficiary, if one has been designated, or the Participant's estate, as the case may be, shall be entitled to the Shares held in the Participant's Investment Account provided the Participant's payment obligation with respect to such Shares is satisfied. The Restricted Period shall cease to be applicable to the Shares of a Participant whose termination of employment is described in this
Section 13(a). The Participant, or the Participant's beneficiary or estate, as the case may be, shall be issued a certificate or certificates for such Shares as soon as practicable after the payment obligation is satisfied.

APPENDIX TO 2002 PROXY STATEMENT


            (b) In the event of a Participant's termination of employment for any reason other than a termination of employment described in Section 13(a), the Participant shall be entitled to the Shares which have been held beyond the Restricted Period applicable to such Shares, provided the Participant's payment obligation with respect to such Shares is satisfied. With respect to those Shares for which the Restricted Period has not passed, the Company shall have the right, but not the obligation, to repurchase any such Shares for the lesser of Fair Market Value or the Purchase Price of such Shares. If the Company does not so elect to repurchase such Shares, the Participant shall be entitled to such Shares provided the Participant's payment obligation with respect to such Shares is satisfied. The Participant shall be issued a certificate or certificates for any Shares to which the Participant is entitled as soon as practicable after the payment obligation is satisfied.

            (c) In the event the Participant, or the Participant's beneficiary or estate, as the case may be, fails to satisfy the remaining payment obligation with respect to any Shares, such payment obligation shall be satisfied by the Company by means of the repurchase of Shares held in the Participant's Investment Account consistent with the provisions for repurchase of Shares set forth in Section 6(c) above, provided, however, that in the case of a repurchase of Shares following the retirement, death or Disability of a Participant, all such repurchases shall be at Fair Market Value.

      14. Rights Not Transferable. Except as permitted under Section 13, rights under the Plan are not transferable by a Participant and are exercisable during the Participant's lifetime only by the Participant.

      15. No Right to Continued Employment. Neither the Plan nor any right granted under the Plan shall confer upon any Participant any right to continuance of employment with the Company or any Subsidiary, or interfere in any way with the right of the Company or Subsidiary to terminate the employment of such Participant.

      16. Application of Funds. All funds received or held by the Company under this Plan may be used for any corporate purpose.

      17. Adjustments in Case of Changes Affecting Shares. In the event of a subdivision or split of outstanding Shares, or the payment of a stock dividend, the Share limit set forth in Section 9 shall be adjusted proportionately, and such other adjustments (including adjustments to the determination of the purchase price) shall be made as may be deemed equitable by the Committee.

      18. Amendment of the Plan. The Board of Directors of the Company may at any time, or from time to time, amend the Plan in such manner as it may deem advisable; provided, however, that any amendment which increases the maximum number of shares available for purchase under the Plan, which materially increases the benefits accruing to employees under the Plan, or which expands the classes of individuals who are eligible to participate in the Plan, shall not be effective except on the approval of the Company's shareholders.

      19. Termination of the Plan. The Plan and all rights of Eligible Employees under any offering hereunder shall terminate at such time as the Board of Directors, at its discretion,

APPENDIX TO 2002 PROXY STATEMENT


determines to terminate the Plan. Upon termination of this Plan, any Shares held in Investment Accounts for Participants shall be carried forward into the Participant's Investment Account under a successor plan, if any, or, if there is no successor plan, certificates for such Shares shall be forwarded to the Participant upon satisfaction of all payment obligations for such Shares.

      20. Governmental Regulations.

            (a) Anything contained in this Plan to the contrary notwithstanding, the Company shall not be obligated to sell or deliver any Shares certificates under this Plan unless and until the Company is satisfied that such sale or delivery complies with (i) all applicable requirements of the governing body of the principal market in which such Shares are traded, (ii) all applicable provisions of the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder and (iii) all other laws or regulations by which the Company is bound or to which the Company is subject.

            (b) The Company (or a Subsidiary) may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with any Shares. The obligation of the Company to deliver certificates under this Plan is conditioned upon the satisfaction of the provisions set forth in the preceding sentence.

      21. Section 16 Restrictions for Officers and Directors. Notwithstanding any other provision of the Plan, each officer (for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), and director of the Company shall be subject to such restrictions as are required so that transactions under the Plan by such officer or director shall be exempt from
Section 16(b) of the Exchange Act.

      22. Repurchase of Shares. The Company shall not be required to repurchase from any Participant any Shares which such Participant acquires under the Plan.